Results of Special Meeting of Shareholders of Strong Heritage Money Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Heritage Money Fund into the Wells Fargo Advantage Heritage Money Market Fund.


               For                  Against               Abstain

         341,026,815.940        16,833,891.910         7,240,078.310

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


               For                  Against                Abstain

         340,237,694.230         17,369,223.020         7,493,868.910

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


               For                  Against               Abstain

          340,009,543.020        17,293,961.410         7,797,281.730

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

          365,100,786.160              -                      -